DEANDORTON

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To: Commonwealth Markets Inc. as Manager of Commonwealth Thoroughbreds LLC

We consent to the inclusion in the Annual Report filed under Regulation A tier 2 on Form 1-K of our reports dated June 28, 2023, with respect to our audits of the consolidated balance sheets of Commonwealth Thoroughbreds LLC and each listed Series as of December 31, 2021 and 2020 and the related consolidated statements of operations, changes in member's equity and cash flows for the years then ended, and the related notes to the consolidated financial statements and dated October 30, 2023, with respect to our audit of the consolidated balance sheets of Commonwealth Thoroughbreds LLC and each listed Series as of June 30, 2023 and 2022 and the related consolidated statements of operations, changes in member's equity and cash flows for the year ended June 30, 2023, and the related notes to the consolidated financial statements.

Dean Dorton Allen Ford, PLLC

Lexington, Kentucky
October 30, 2023